EXHIBIT 99.1

Company Contact:
Joseph Czyzyk
Mercury Air Group, Inc.
(310) 827-2737

MERCURY AIR GROUP’S BOARD OF DIRECTORS APPROVES
REVERSE/FORWARD STOCK SPLIT

Mercury’s Actions Would Save Company Millions In SOX 404 Costs

LOS ANGELES – March 22, 2005 — Mercury Air Group, Inc.(AMEX: MAX) today announced that a Special Committee of independent directors of its Board of Directors recommended and its full Board of Directors approved an amendment to its certificate of incorporation, which, if approved by Mercury’s stockholders, would result in a one-for-501 reverse stock split of Mercury’s common stock followed by a 501-for-one forward stock split. Stockholders whose shares are converted into less than one share in the reverse split because they have fewer than 501 shares at the effective date of the reverse split would receive a cash payment from Mercury of $4.00 for each share of common stock that they held immediately prior to the reverse stock split, a premium of 19% over the American Stock Exchange closing price on March 21, 2005.

Stockholders who own 501 or more shares before the reverse stock split would not be affected by the transaction. The reverse/forward stock split is subject to Mercury’s lender’s consent and the approval of Mercury’s stockholders. The Board would also have the discretion if and when to affect the transaction and reserves the right to abandon the transaction even if it is approved by Mercury’s stockholders.

If the reverse/forward split is affected, Mercury is expected to have fewer than 300 common stockholders of record. And in that event, Mercury intends to deregister its common stock under the Securities Exchange Act of 1934, and Mercury’s common stock would no longer be traded on the American Stock Exchange.

Although Mercury’s shares no longer would be traded on the American Stock Exchange, Mercury expects that its common stock would be quoted on the Pink Sheets. The Pink Sheets, LLC is a provider of pricing and financial information for the over-the-counter (OTC) securities markets. It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded.

No assurance can be given that any transaction will take place on these or any other terms or that the Company’s stock will be quoted and traded on the Pink Sheets.

“The transaction would result in Mercury no longer being required to comply with Section 404 of the Sarbanes-Oxley Act, the cost of which has been estimated to be up to $3,000,000 or more through June 30, 2007 and approximately $500,000 per year thereafter” said Joseph A. Czyzyk, Mercury’s Chairman and Chief Executive Officer, and

further commenting: “We continue to evaluate practices that can be implemented if we deregister, including providing quarterly and annual audited financial information for our stockholders. We also anticipate having annual stockholders meetings.”

Important Legal Information: Investors and holders of Mercury common stock are urged to read the proxy statement (which will contain a list of the names, affiliations and interests of participants in the solicitation of proxies) regarding the proposed transaction when it becomes available, because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by Mercury, and investors and holders of Mercury common stock may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by Mercury, at the SEC’s website at www.sec.gov. The proxy statement and other documents filed by Mercury may also be obtained free by directing a request to Mercury Air Group, Inc., 5456 McConnell Avenue, Los Angeles, California 90066, telephone number (310) 827-2737.

About Mercury Air Group

Los Angeles-based Mercury Air Group (AMEX: MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates three business segments worldwide: MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.